Exhibit 3.3

Document processing fee

If document is filed on paper

If document is filed electronically

For more information or to print copies

of filed documents, visit www.sos.state.co.us.

Must be typewritten or machine printed.

$150.00 Not available

Statement of Correction Correcting Information Other Than Principal Office Address

or Registered Agent Information

filed pursuant to §7-90-305 of the Colorado Revised Statutes (C.R.S.)

Document number	20081057746
(of filed document to be corrected)

ID number	20071564598

1.	Entity name	Real Goods Solar, Inc.

2.	True name
(if different from the entity name)

The corrected statement(s) below correct(s) the corresponding incorrect statement(s) that is/are contained in the filed document identified by the document number above.

Complete the following sections as applicable. Leave the section blank if it does not apply. You must complete section 13.

3.	Corrections made below are intended to update the entity’s current information ☑

OR

Corrections made below are intended for historical purposes only, and not to update the entity’s current information. ☐

4.	Correction of entity name of record

5.	Correction of true name of record

6.	Correction of entity form of record

7.	Correction of jurisdiction of formation of record

8.	Correction of delayed effective
date of record
	(only for filed documents that have not	(mm/dd/yyyy)
become effective)

9.	If other information contained in the filed document is being corrected, mark this box ☑ and include an attachment stating the information to be corrected and each such correction.

10.	If this statement of correction affects another record in the records of the Secretary of State, mark this box ☐ and include an attachment stating the identification number of that record and (as applicable) the entity name, true name, trade name, and trademark.

11.	If this statement of correction affects this record’s status, mark this box. ☐

12.	If this statement of correction revokes a filed document, adopt one of the following statements by marking ’ the box;

☐	The filed document states a delayed effective date that is not yet effective and is revoked pursuant to section 7-90-304 (3), C.R.S.

OR

☐	The filed document is revoked because it was delivered to the Secretary of State for filing in error.

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual’s act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S, and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered,

13.	The true name and mailing address of the individual causing this document to be delivered for filing are

Mares	Sara
(Last)	(First)	(Middle)	(Suffix)
Brownstein Hyatt Farber Schreck, LLP
(Street number and name or Post Office Box information)
410 17th Street, Suite 2200

Denver	CO	80202
(City)	(State)	(ZIP/Postal Code)

USA
(Province — if applicable)	(Country)

(If applicable, adopt the following statement by marking the box and include an attachment.)
☐	This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision dale, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

Attachment to Statement of Correction

of

Real Goods Solar, Inc.

Real Goods Solar, Inc. (the “Company”) is filing the Statement of Correction pursuant to §7-90-305 of the Colorado Revised Statutes to correct information in the Company’s Articles of Incorporation that was incorrect at the time of filing, by deleting, in its entirety, the second sentence of Article IV, Section E and replacing it with the following:

“The provisions of Section 7-107-206 of the Colorado Business Corporation Act shall govern voting requirements for shareholders.”

The following marked version of the corrected Article IV, Section E has been provided to illustrate the correction:

E. Quorum and Voting Requirements. At all meetings of the shareholders, the holders of a majority of the votes eligible to be cast shall constitute a quorum. ~~If a quorum is present, the affirmative vote of a majority of the votes eligible to be cast on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by groups is required by the Colorado Business Corporation Act or these Articles.~~ The provisions of Section 7-107-206 of the Colorado Business Corporation Act shall govern voting requirements for shareholders. Any action required or permitted by Articles 101 to 117 of the Colorado Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

The following clean version of the corrected Article IV, Section E has been provided to illustrate the correction:

E. Quorum and Voting Requirements. At all meetings of the shareholders, the holders of a majority of the votes eligible to be cast shall constitute a quorum. The provisions of Section 7-107-206 of the Colorado Business Corporation Act shall govern voting requirements for shareholders. Any action required or permitted by Articles 101 to 117 of the Colorado Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.